QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES 8% INCREASE IN
2002 FFO PER SHARE AND DECLARES
9.1% INCREASE IN COMMON STOCK DIVIDEND

        Indianapolis, Indiana—February 6, 2003...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and twelve months ended December 31, 2002.

  •
  Diluted funds from operations for the quarter increased 11% to $232.9 million from $209.9 million in 2001. On a per share basis, the increase was 4.5% to $1.17 per share from $1.12 per share in 2001.

  •
  Net income available to common shareholders increased 119% for the quarter to $96.3 million from $43.9 million in 2001. Diluted earnings per share increased 108% to $0.52 per share from $0.25 in 2001.

  •
  Diluted funds from operations for the twelve months increased 12% to $734.7 million from $657.1 million in 2001. On a per share basis, the increase was 8.0% to $3.79 per share from $3.51 per share in 2001.

  •
  Net income available to common shareholders for the twelve months increased 142% to $358.4 million from $147.8 million in 2001. Diluted earnings per share for the twelve months increased 134% to $1.99 as compared to $0.85 in 2001.

        Funds from Operations ("FFO") is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income and earnings per share. A reconciliation of net income to FFO is provided in the financial statement section of this press release.

        Occupancy for mall and freestanding stores in the regional malls at December 31, 2002 was 92.7% as compared to 91.9% at December 31, 2001. Comparable retail sales per square foot increased 2% to $391 as compared to $383 at December 31, 2001, while total retail sales per square foot increased 2% to $386 at December 31, 2002 as compared to $378 at December 31, 2001. Average base rents for mall and freestanding stores in the regional mall portfolio were $30.70 per square foot at December 31, 2002, an increase of $1.42 or 5%, from December 31, 2001. The average initial base rent for new mall store leases signed during 2002 was $40.35, an increase of $7.77 or 24% over the tenants who closed or whose leases expired.

        Major factors driving results for the quarter and twelve months:

  •
  The Company's regional mall portfolio continues to demonstrate its stability and strength, with occupancy 80 basis points above the year-earlier period and average base rents 5% higher. Releasing spreads also held firm at 24% for the year.

  •
  The portfolio of assets acquired from Rodamco North America, N.V. on May 3rd has contributed to profitability and is performing consistent with expectations.

  •
  The lower interest rate environment afforded the Company the opportunity to refinance $1.28 billion of maturing mortgage debt in 2002 at a weighted average interest rate of 5.68%.

  •
  The above positive factors were partially offset by the dilutive impact of the sale of 17 non-core assets during 2002 and the issuance of 9 million shares of common stock in June of 2002.

        "The year 2002 was one of the most active in the Company's history," said David Simon, chief executive officer. "We acquired nine assets for $1.6 billion in the Rodamco transaction, sold 17 non-core assets for total consideration including debt of $589 million, refinanced $1.28 billion of mortgage debt, and issued $500 million of bonds. Our portfolio continues to perform well in a difficult economic environment, as evidenced by the improvement of all of our operating metrics in 2002.

        "We're very pleased to have delivered a 24% total return to our shareholders in 2002, significantly outperforming the broader markets. We are also delighted to announce a 9.1% increase in our quarterly common stock dividend, from $0.55 to $0.60 per share. This increase is indicative of the confidence we have in our business going forward."

Fourth Quarter Activities

New Development Projects:

        The Company has two new development projects currently under construction:

  •
  Las Vegas Premium Outlets is a 435,000 square foot premium manufacturers' outlet shopping center. This will be the Company's second 50/50 joint venture with Chelsea Property Group. The center is under construction on a 39-acre parcel near downtown Las Vegas, located at Interstate 15 and US route 95/93 at Charleston Boulevard. The site is one of the most visible locations in Las Vegas, approximately 10 minutes from the Las Vegas Strip. The center will offer shoppers the area's largest collection of upscale outlet stores. Scheduled opening: August 2003.

  •
  Chicago Premium Outlets is the third development to be undertaken jointly by Simon and Chelsea. Also a 50/50 joint venture, the site is approximately 35 miles west of downtown Chicago on Interstate 88, also known as the East-West Tollway, in Aurora, Illinois. Scheduled opening: Second Quarter 2004.

Simon Brand Ventures:

        On December 10, Simon and The Coca-Cola Company announced a multi-year comprehensive marketing alliance. The agreement, which began in January of 2003, covers vending, sponsorships, promotion and on-mall advertising across the vast Simon franchise. Coca-Cola will employ major marketing initiatives at Simon properties throughout the term of the agreement.

        As the exclusive non-alcoholic beverage vendor for mall space controlled by Simon Property Group in its mall and community center properties, Coca-Cola will have promotional and exclusive vending rights within the common areas of Simon properties in the United States.

        As David Simon stated in the initial announcement, "This agreement further validates our strategy of positioning the mall as an outstanding marketing opportunity and we're delighted to be partnering with Coca-Cola. Our properties give Coca-Cola the ability to interact one-on-one with their millions of U.S. consumers in a comfortable environment. Coca-Cola will be able to leverage Simon's advertising network and a variety of interactive marketing platforms to engage customers in a truly unique and differentiated way. For Coca-Cola, this multi-faceted partnership is an effective way to engage their customers and for us, it further demonstrates the marketing value of the Simon mall franchise."

Dispositions:

        The Company's aggressive recycling of capital continued in the fourth quarter with the disposition of four non-core assets:

  •
  Sawmill Place in Columbus, Ohio on November 15

  •
  Wichita Mall in Wichita, Kansas on December 3

  •
  North Towne Square in Toledo, Ohio on December 20

  •
  Machesney Park Mall in Rockford, Illinois on December 23

        The Company recorded a net loss of approximately $8 million on these dispositions.

        During the year, the Company sold its interests in 17 non-core assets for total consideration of $589 million. During 2002, net gains on the sale of real estate assets totaled approximately $170 million.

2003 Activities

        The Company's disposition efforts continue in 2003 with the sale of a portfolio of assets. On January 9, 2003, Memorial Mall in Sheboygan, Wisconsin; Mounds Mall and Cinema in Anderson, Indiana; and Richmond Square in Richmond, Indiana were sold for total consideration of $34 million.

        The Company also announced today that it intends to acquire the remaining ownership interest in The Forum Shops at Caesars in Las Vegas, Nevada for approximately $174 million in cash.

        Forum Shops is one of the top retail destinations in the world with a tenant mix comprised of a "who's who" in retailing—Christian Dior, Emporio Armani, Gianni Versace, Gucci, Louis Vuitton, Dolce & Gabbana, Valentino, Salvatore Ferragamo, Escada, Fendi, MaxMara, St. John, BOSS Hugo Boss, DKNY, Tourneau, Judith Lieber and many more. Traffic at the center averages 54,000 shoppers daily and annual tenant sales exceed $1,100 per square foot. A 175,000 square foot expansion of The Forum Shops affronting Las Vegas Boulevard is scheduled to open in the fall of 2004, adding a multilevel luxury retail, restaurant, and entertainment complex to the project.

        The acquisition of this interest would be accretive to earnings immediately. Upon completion of The Forum Shops expansion, a return in excess of 12% is expected on this additional investment.

Dividends

        Today the Company also announced a common stock dividend of $0.60 per share, an increase of 9.1%. This dividend will be paid on February 28, 2003 to shareholders of record on February 18, 2003.

        Solely for purposes of satisfying U.S. federal income tax withholding obligations under section 1.1445-8 of the federal income tax regulations with respect to payments to non-U.S. shareholders, the Company will characterize this entire distribution as a capital gain dividend to reflect the taxable composition of its 2002 distributions. This characterization is relevant only for purposes of withholding on payments to non-U.S. shareholders of record as of the close of business on February 18, 2003, and is not relevant to U.S. shareholders.

        The Company also declared dividends on its three public issues of preferred stock, all payable on March 31, 2003 to shareholders of record on March 17, 2003:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)- $0.98625 per share.

Earnings Estimates

        The Company also announced today that its current business plan for 2003 is in line with the current Wall Street consensus FFO estimate of $4.01 per share.

        This guidance is based on management's view of current market conditions in the regional mall business. Estimates of future FFO and future earnings per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

        Funds from Operations ("FFO") is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income and earnings per share. FFO, as defined by NAREIT, means consolidated net income without giving effect to real estate depreciation and amortization, gains or losses from extraordinary items and gains or losses on the sales of real estate, plus the allocable portion, based on economic ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States. However, FFO does not represent cash flow from operations, should not be considered as an alternative to net income as a measure of operating performance, and is not an alternative to cash flow as a measure of liquidity.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 242 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

        The Company's supplemental information package to be filed today on Form 8-K may be requested in e-mail or hard copy formats by contacting Shelly Doran—Vice President of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

        The Company will provide an online simulcast of its fourth quarter conference call at www.shopsimon.com (Corporate Info tab), www.companyboardroom.com, and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Standard Time tomorrow, February 7th. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON(A)
Combined Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2002(B)		2001		2002(B)		2001
REVENUE:
Minimum rent	$375,577		$344,297		$1,337,928		$1,271,142
Overage rent	22,960		22,953		47,977		48,534
Tenant reimbursements	185,408		165,245		658,894		606,516
Other income	38,684		36,747		141,003		122,643

Total revenue	622,629		569,242		2,185,802		2,048,835
EXPENSES:
Property operating	92,385		85,970		364,848		329,030
Depreciation and amortization	127,207		129,098		480,012		453,557
Real estate taxes	57,733		50,870		217,579		198,190
Repairs and maintenance	23,020		21,593		77,472		77,940
Advertising and promotion	23,205		24,468		61,327		64,941
Provision for credit losses	1,993		591		8,972		8,415
Impairment on Investment Properties	—		47,000		—		47,000
Other	11,010		9,246		36,854		36,344

Total operating expenses	336,553		368,836		1,247,064		1,215,417
OPERATING INCOME	286,076		200,406		938,738		833,418
Interest expense	152,258		150,687		602,972		607,625

Income before minority interest	133,818		49,719		335,766		225,793
Minority interest	(4,129)		(2,876)		(10,498)		(10,593)
Gain (Loss) on sales of assets and other, net	(8,372)		58		162,011	(C)	2,610

Income before unconsolidated entities	121,317		46,901		487,279		217,810
Loss from MerchantWired LLC, net	—	(D)	(5,745)		(32,742	)(D)	(18,104)
Income from other unconsolidated entities	26,628	(E)	37,811	(E)	92,811	(C),(E)	82,591	(E)

Income before extraordinary items and cumulative effect of accounting change	147,945		78,967		547,348		282,297
Extraordinary items—Debt related transactions	(10)		408		14,307		163
Cumulative effect of accounting change	—		(62)		—		(1,700	)(F)

Income before allocation to limited partners	147,935		79,313		561,655		280,760
LESS:
Limited partners' interest in the Operating Partnerships	33,109		16,126		127,727		55,526
Preferred distributions of the SPG Operating Partnership	2,835		2,835		11,340		11,417
Preferred dividends of subsidiary	—		—		—		14,668

NET INCOME	111,991		60,352		422,588		199,149
Preferred dividends	(15,683)		(16,499)		(64,201)		(51,360)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$96,308		$43,853		$358,387		$147,789

SIMON(A)
Per Share Data and Selected Mall Operating Statistics
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
PER SHARE DATA:
Basic per share amounts:
Income before extraordinary items and cumulative effect of accounting change	$0.52	$0.25	$1.93	$0.87
Extraordinary items	—	—	0.06	—
Cumulative effect of accounting change	—	—	—	(0.01)

Net income available to Common Shareholders—Basic	$0.52	$0.25	$1.99	$0.86

Diluted per share amounts:
Before extraordinary items and cumulative effect of accounting change	$0.52	$0.25	$1.93	$0.86
Extraordinary items	—	—	0.06	—
Cumulative effect of accounting change	—	—	—	(0.01)

Net income available to Common Shareholders—Diluted	$0.52	$0.25	$1.99	$0.85

SELECTED REGIONAL MALL OPERATING STATISTICS

	December 31, 2002	December 31, 2001
Occupancy(G)	92.7%	91.9%
Average rent per square foot(G)	$30.70	$29.28
Total sales volume (in millions)((H)	$17,971	$16,941
Comparable sales per square foot((H)	$391	$383
Total sales per square foot((H)	$386	$378

SIMON(A)
Reconciliation of Net Income to Funds from Operations ("FFO")
Unaudited
(In thousands, except as noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002		2001
Income before extraordinary items and cumulative effect of accounting change(I) (J)	$147,945	$78,967	$547,348		$282,297
Plus: Depreciation and amortization from combined consolidated properties	126,623	128,883	478,379		452,428
Plus: Simon's share of depreciation and amortization from unconsolidated entities	42,563	40,139	150,217		138,814
Plus: Simon's share of MerchantWired LLC impairment charge and write-off, net of tax benefit	—	—	26,695	(D)	—
Plus: Write-off of Technology Investments	—	—	—		16,645
Plus: Impairment on investment properties	—	47,000	—		47,000
Less: (Gain) Loss on sales of real estate, net	8,372	(58)	(162,011	)(C)	(2,610)
Less: Simon's share of adjustment to market value for acquired in place leases (FASB 141)	(4,984)	—	(4,984)		—
Less: Management Co. gain on sale of real estate, net	—	—	(8,400	)(C)	—
Less: Minority interest portion of depreciation, amortization and extraordinary items	(2,268)	(2,485)	(7,943)		(7,012)
Less: Preferred distributions (including those of subsidiary)	(18,518)	(19,334)	(75,541)		(77,445)

FFO of the Simon Portfolio	$299,733	$273,112	$943,760		$850,117

FFO of the Simon Portfolio	$299,733	$273,112	$943,760		$850,117
FFO Allocable to the LP Unitholders	(77,124)	(74,057)	(247,303)		(232,097)

Basic FFO Allocable to the Companies	222,609	199,055	696,457		618,020
Impact of Series A and B Preferred Stock
Conversion & Option Exercise (K)	10,257	10,817	38,274		39,041

Diluted FFO Allocable to the Companies	$232,866	$209,872	$734,731		$657,061

Basic Weighted Average Paired Shares Outstanding	185,539	173,427	179,910		172,669
Effect of Stock Options	654	279	672		358
Impact of Series A Preferred 6.5% Convertible Stock	1	1,894	919		1,912
Impact of Series B Preferred 6.5% Convertible Stock	12,491	12,491	12,491		12,491

Diluted Weighted Average Number of Equivalent Paired Shares	198,685	188,091	193,992		187,430

Basic FFO Per Paired Share:
Basic FFO Allocable to the Companies	$222,609	$199,055	$696,457		$618,020
Basic Weighted Average Paired Shares Outstanding	185,539	173,427	179,910		172,669
Basic FFO per Paired Share	$1.20	$1.15	$3.87		$3.58
Percent Increase	4.5%		8.2%
Diluted FFO per Paired Share:
Diluted FFO Allocable to the Companies	$232,866	$209,872	$734,731		$657,061
Diluted Weighted Average Number of Equivalent Paired Shares	198,685	188,091	193,992		187,430
Diluted FFO per Paired Share	$1.17	$1.12	$3.79		$3.51
Percent Increase	4.5%		8.0%

SIMON(A)
Combined Balance Sheets
(In thousands, except as noted)

	Unaudited
	December 31, 2002(B)	December 31, 2001
ASSETS:
Investment properties, at cost	$14,249,615	$13,194,396
Less—accumulated depreciation	2,222,242	1,877,175

	12,027,373	11,317,221
Cash and cash equivalents	397,129	259,760
Tenant receivables and accrued revenue, net	311,361	316,842
Notes and advances receivable from Management Company and affiliates	75,105	79,738
Investment in unconsolidated entities, at equity	1,665,654	1,451,137
Goodwill, net	37,212	37,212
Deferred costs, other assets, and minority interest, net	390,668	349,044

Total assets	$14,904,502	$13,810,954

LIABILITIES:
Mortgages and other indebtedness	$9,546,081	$8,841,378
Accounts payable, accrued expenses and deferred revenue	624,505	544,431
Cash distributions and losses in partnerships and joint ventures, at equity	13,898	26,084
Other liabilities, minority interest, and accrued dividends	228,508	213,279

Total liabilities	10,412,992	9,625,172

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIPS	872,925	820,239
LIMITED PARTNERS' PREFERRED INTEREST IN THE SPG OPERATING PARTNERSHIP	150,852	150,852
SHAREHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 16,830,057 and 16,879,896 issued and outstanding, respectively. Liquidation values $858,006 and $907,845, respectively.	814,254	877,468
Common stock, $.0001 par value, 400,000,000 shares authorized, 184,438,095 and 172,700,861 issued, respectively	18	17
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 3,200,000 issued and outstanding	1	1
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	3,685,524	3,347,567
Accumulated deficit	(961,339)	(927,654)
Accumulated other comprehensive income	(7,471)	(9,893)
Unamortized restricted stock award	(10,736)	(20,297)
Common stock held in treasury at cost, 2,098,555 shares	(52,518)	(52,518)

Total shareholders' equity	3,467,733	3,214,691

	$14,904,502	$13,810,954

SIMON(A)
Combined Joint Venture Statements of Operations
Unaudited
(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2002(B)	2001	2002(B)	2001
REVENUE:
Minimum rent	$228,624	$196,276	$808,607	$691,469
Overage rent	15,969	12,808	29,279	25,640
Tenant reimbursements	116,568	99,552	409,925	349,134
Other income	20,239	15,682	55,409	44,752

Total revenue	381,400	324,318	1,303,220	1,110,995
EXPENSES:
Property operating	54,966	49,120	210,800	182,489
Depreciation and amortization	63,846	58,446	234,775	203,910
Real estate taxes	34,472	28,771	126,660	112,309
Repairs and maintenance	22,956	15,901	71,054	51,689
Advertising and promotion	15,247	14,808	39,164	36,405
Provision for credit losses	5,214	456	9,168	5,070
Other	14,350	9,358	34,466	20,583

Total operating expenses	211,051	176,860	726,087	612,455
OPERATING INCOME	170,349	147,458	577,133	498,540
Interest expense	89,677	78,871	338,299	307,849

Income before minority interest and unconsolidated entities	80,672	68,587	238,834	190,691
Income from unconsolidated entities	3,222	—	3,062	—
Minority interest	(362)	—	(751)	—

Income from continuing operations	83,532	68,587	241,145	190,691
Income from discontinued joint venture partnership interests(L)	0	11,037	14,346	32,562

Income before extraordinary items and cumulative effect of accounting change ("IBEC")	83,532	79,624	255,491	223,253
Extraordinary items	—	—	—	(295)
Cumulative effect of accounting change	—	(128)	—	(3,011	)(F)

NET INCOME	$83,532	$79,496	$255,491	$219,947

Third-party investors' share of IBEC	$48,914	$46,401	$150,161	$134,748

Our share of IBEC	34,618	33,223	105,330	88,505
Amortization of excess investment	9,432	5,230	26,635	21,279

Income from unconsolidated joint ventures	$25,186	$27,993	$78,695	$67,226

SIMON(A)
Combined Joint Venture Balance Sheets
Unaudited
(In thousands, except as noted)

	December 31, 2002	December 31, 2001
ASSETS:
Investment properties, at cost	$8,160,065	$6,958,470
Less—accumulated depreciation	1,327,751	1,070,594

	6,832,314	5,887,876
Net investment properties, at cost of discontinued joint venture partnership interests(L)	—	1,002,274
Cash and cash equivalents	199,634	167,173
Tenant receivables	199,675	164,647
Investment in unconsolidated entities	6,966	—
Other assets	190,561	134,504
Other assets of discontinued joint venture partnership interests(L)	—	101,868

Total assets	$7,429,150	$7,458,342

LIABILITIES AND PARTNERS' EQUITY:
Mortgages and other notes payable	$5,306,465	$4,721,711
Mortgages of discontinued joint venture partnership interests(L)	—	967,677

	5,306,465	5,689,388
Accounts payable and accrued expenses	289,793	191,440
Other liabilities	66,090	85,137
Other liabilities discontinued joint venture partnership interests(L)		28,772

Total liabilities	5,662,348	5,994,737

Preferred Units	125,000	—
Partners' equity	1,641,802	1,463,605

Total liabilities and partners' equity	$7,429,150	$7,458,342

Our Share of:
Total assets	$3,123,011	$3,088,952

Partners' equity	$724,511	$754,056
Add: Excess Investment, net	831,728	563,278

Our net investment in joint ventures	$1,556,239	$1,317,334

Mortgages and other notes payable	$2,279,609	$2,392,522

        "Excess Investment" represents the unamortized difference of our investment over our share of the equity in the underlying net assets of the partnerships and joint ventures acquired. We amortize excess investment over the life of the related Properties, typically 35 years, and the amortization is included in income from unconsolidated entities.

SIMON(A)
Footnotes to Financial Statements
Unaudited

Notes:

(A)
On December 31, 2002, Simon Property Group, Inc. merged with its paired share affiliate, SPG Realty Consultants, Inc. The Statements of Operations and Balance Sheets represent the combined, condensed financial statements of Simon Property Group Inc. and SPG Realty Consultants, Inc.

(B)
2002 results reflect the acquisition of assets from Rodamco North America N.V. on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States.

(C)
Primary components: sale of 50% interest in Orlando Premium Outlets ($39 million); sale of joint venture interests in five "Mills" properties ($123 million) and partial sale of Miami International Mall ($26 million); offset by the write-off of certain predevelopment and land costs ($17 million), loss on sale of Machesney Mall ($5 million), and loss on sale of Wichita Mall ($2 million). An additional $8.4 million gain, net of tax, related to the sale of joint venture interests in five "Mills" properties was recorded by the management company and is reflected in income from other unconsolidated entities.

(D)
Consists of operating losses, net of tax, of $0 million and $6 million and write-downs, net of tax, of $0 million and $26.7 million for the three months and twelve months ended December 31, 2002, respectively. MerchantWired was a network infrastructure business in which the Company owned a 53% interest. The members of MerchantWired LLC concluded during the second quarter that there were no viable alternatives except to discontinue MerchantWired's operations. The network remained active until all MerchantWired retail customers were transferred to alternative service providers on September 3, 2002. No further operating losses or investments are expected.

(E)
Consists of income from unconsolidated joint ventures (presented in the attached financial statements) plus the Company's share of income (loss) from the management company of $1.4 million and $9.8 million for the three months ended December 31, 2002 and 2001, respectively, and $14.1 million and $15.3 million for the twelve months ended December 31, 2002 and 2001, respectively.

(F)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.

(G)
Includes mall and freestanding stores.

(H)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(I)
Includes gains on land sales of $11.1 million and $7.6 million for the three months ended December 31, 2002 and 2001, respectively and $39.4 million and $15.7 million for the twelve months ended December 31, 2002 and 2001, respectively.

(J)
Includes straight-line adjustments to minimum rent of $3.4 million and $5.5 million for the three months ended December 31, 2002 and 2001, respectively and $10.2 million and $14.9 million for the twelve months ended December 31, 2002 and 2001, respectively.

(K)
Includes dividends of Series A and B Preferred Stock allocable to the Companies as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding.

(L)
Discontinued Joint Venture Partnership Interests represent those partnership interests that have been sold or consolidated. Consolidation occurs when the Company acquires additional ownership interests in a partnership and as a result gains control. These interests have been separated from operational interests to present comparative balance sheets and results of operations.

QuickLinks

  Exhibit 99.2
SIMON(A) Combined Statements of Operations Unaudited (In thousands, except as noted)
SIMON(A) Per Share Data and Selected Mall Operating Statistics Unaudited
SIMON(A) Combined Balance Sheets (In thousands, except as noted)
SIMON(A) Combined Joint Venture Statements of Operations Unaudited (In thousands, except as noted)